EXHIBIT 99.1

To the Members of
Blonder Tongue Telephone, LLC
Williamstown, New Jersey

We have audited the accompanying balance sheet of Blonder Tongue Telephone, LLC as of December 31, 2004 and the related statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of Blonder Tongue Telephone, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Blonder Tongue Telephone, LLC as of December 31, 2003 were audited by other auditors, whose report dated February 12, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over the financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blonder Tongue Telephone, LLC as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information included in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements for the year ended December 31, 2003 have been restated as discussed in NOTE B.

/s/ Wheeler, Wolfenden & Dwares, P.A.

May 13, 2005
Wilmington, Delaware

BLONDER TONGUE TELEPHONE, LLC

BALANCE SHEETS

December 31, 2004 and 2003

ASSETS
	2004	2003*
CURRENT ASSETS
Cash	$42	$5,577
Customer accounts receivable	22,513	-
Due from member, net	-	14,041
Other assets	6,459	11,596
Total current assets	29,014	31,214

EQUIPMENT - NET	2,034	-
Due from member, net	326,887	597,404
Due from affiliate	112,564	126,033
Deferred costs	54,504	-
Intangibles, net	-	162,857
Marketable equity securities	2,155,000	1,605,000
	2,650,989	2,491,294

TOTAL ASSETS	$2,680,003	$2,522,508

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$18,228	$14,418
Due to member, net	42,590	-
Due to affiliate, net	18,019	-
Refundable deposit	3,000	-
Accrued expenses	13,690	14,611
Total current liabilities	95,527	29,029

Commitments and contingencies	-	-

MEMBERS' EQUITY
Members' capital	2,226,667	2,226,667
Accumulated deficit	(767,191)	(308,188)
Accumulated other comprehensive income	1,125,000	575,000
Total members' equity	2,584,476	2,493,479

TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,680,003	$2,522,508

*Restated
The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	2004	2003*
Revenue
Subscriber	$52,944	$-
Royalties	35,964	21,541
Total revenue	88,908	21,541

Cost of services	88,022	10,661

Gross Profit	886	10,880

Operating expenses:
Selling and marketing	1,361	10,153
General and administrative	323,949	311,232
Amortization of intangibles	19,285	17,143
Asset impairment	143,572	-
Total operating expenses	488,167	338,528

Loss from operations	(487,281)	(327,648)

Interest income	28,278	19,460

Net loss	(459,003)	(308,188)

Other comprehensive income
Unrealized holding gain	550,000	575,000

Comprehensive income	$90,997	$266,812

*Restated

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF MEMBERS' EQUITY AND
OTHER COMPREHENSIVE INCOME

For the Years Ended December 31, 2004 and 2003

			Accumulated Other
	Members'	Accumulated	Comprehensive
	Capital	Deficit	Income	Total

Balance, January 1, 2003	$-	$-	$-	$-

Comprehensive income
Net loss	-	(308,188)	-	(308,188)
Other comprehensive income	-	-	575,000	575,000
Total comprehensive income	-	(308,188)	575,000	266,812

Capital contributions	2,226,667	-	-	2,226,667

Balance, December 31, 2003*	2,226,667	(308,188)	575,000	2,493,479

Comprehensive income
Net loss	-	(459,003)	-	(459,003)
Other comprehensive income	-	-	550,000	550,000
Total comprehensive income	-	(459,003)	550,000	90,997

Capital contributions	-	-	-	-

Balance, December 31, 2004	$2,226,667	$(767,191)	$1,125,000	$2,584,476

*Restated

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

	2004	2003*
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(459,003)	$(308,188)
Adjustments to reconcile net loss to net cash utilized in
operating activities:
Amortization	19,285	17,143
Depreciation	196	-
Asset impairment	143,572	-
(Increase) decrease in assets
Customer accounts receivable	(22,513)	-
Due from member, net	56,631	(14,041)
Due to affiliate, net	18,019	-
Other assets	5,137	(11,596)
Increase (decrease) in liabilities
Accounts payable	3,810	14,418
Refundable deposit	3,000	-
Accrued expenses	(921)	14,611
Net cash utilized in operating activities	(232,787)	(287,653)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	-	(180,000)
Purchase of equipment	(2,230)	-
Deferred costs	(54,504)	-
Net cash utilized in investing activities	(56,734)	(180,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Due from member	270,517	(597,404)
Due from affiliate	13,469	(126,033)
Members' contributions	-	1,196,667
Net cash provided by financing activities	283,986	473,230
Net (decrease) increase in cash	(5,535)	5,577
Cash, beginning of year	5,577	-
Cash, end of year	$42	$5,577
Supplemental disclosure
Noncash investing transaction:
Contribution of stock	$-	$1,030,000

* Restated

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Nature of Business

Blonder Tongue Telephone, LLC (the "Company") was formed December 26, 2002. The operations of the Company in 2002 were limited to the filing of a certificate of formation. The Company is a provider of primary telephone service for multiple-dwelling-unit communities in the United States. During 2004, the Company began providing service to communities in: Dallas, Texas; Great Mills, Maryland; and Lafayette, Indiana. The Company also sells telephone equipment; provides billing, collection and customer service; and provides training and technical support to complement the telephone service.

The Company operates under the terms of the Amended and Restated Operating Agreement (the "Agreement") dated September 11, 2003. The members of the Company ("Members") are Resource Marketable Equity Securities Group, LLC ("RIG") and Blonder Tongue Laboratories, Inc. ("BT"). RIG and BT contributed cash of $30,000 and $1,166,667, respectively. BT also issued 500,000 shares of its publicly-traded common stock (AMEX:BDR) to the Company. BT will receive preferred distributions of $1,166,667 from the cash flows (as defined in the Agreement) of the Company. RIG and BT have 51 and 49 membership shares, respectively. Each Member has a percentage interest of 50%. Profits and losses (as defined in the Agreement) are allocated based on the percentage interest.

The Agreement provides that the Company will continue in perpetual existence, unless sooner terminated by unanimous written consent of all Members or a Voluntary or Involuntary Withdrawal (as defined in the Agreement.)

2. Revenue Recognition

The Company generally recognizes revenue as services are provided. Local service revenue is billed monthly, in advance, with revenue being recognized when earned.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

3. Liquidity and Capital Resources

Since inception, the Company has financed its operations through capital contributions from the Members. The Company has incurred substantial net losses and negative cash flow from operations since inception. Expenses are expected to exceed revenues until the Company establishes a sufficient subscriber base. Management expects operating losses to decrease in the future as the Company obtains more subscribers.

4. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

5. Income Taxes

In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Company is required to be reported in the tax returns of the Members in accordance with the terms of the Agreement and, accordingly, no provision has been made in the accompanying financial statements for any federal, state, or local taxes.

6. Intangible Assets

The Company reviews the carrying value of intangibles when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value.
7. Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid debt investments with maturities of less then three months to be cash equivalents. The Company did not have any cash equivalents at December 31, 2004 and 2003.

BT contributed 500,000 shares of stock with a value of $1,030,000 as an initial capital contribution in 2003. This transaction is considered a non-cash transaction for purposes of the statement of cash flows.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8. Accounts Receivable and Allowance for Doubtful Accounts

The Company operates in the mid-Atlantic area of the United States, and grants credit to customers, substantially all of whom are within the local sector. Management believes that its contract acceptance, billings, and collection policies are adequate to minimize potential credit risk.

Trade accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment due 5 days from receipt of the invoice, unless specified otherwise in a signed contract relating to a specific job. The Company does not charge interest or delinquency fees for receivables not paid on a timely basis.

Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices dated over 30 days old are considered delinquent and services cease until payment is made.

Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Trade accounts receivable are stated at their estimated realizable amounts. Bad debts are charged to expense when determined to be uncollectible by management. It is the belief of management that all amounts due at December 31, 2004 are collectible.

It is the opinion of management that the bad debt expense computed under this method is not materially different than what it would have been if the allowance method was used. Bad debt expense for the year ended December 31, 2004 amounted to $0.

9. Equipment

Equipment is carried at cost. Depreciation is computed by use of straight-line methods over the estimated useful lives of the assets. Estimated useful lives are 3 years for computer equipment. Equipment consisted of the following as of December 31:

	2004	2003
Equipment	$2,230	$-
Less: accumulated depreciation	(196)	-
Equipment - net	$2,034	$-

Depreciation expense was $196 at December 31, 2004.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

10.  Advertising

Advertising costs are expensed as incurred. Advertising expense was $1,360 and $10,153 for the years ended December 31, 2004 and 2003, respectively.

11.  Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables and trade payables. The carrying value of these financial instruments approximates their respective fair values.

12. Deferred Costs

Deferred costs consist of customer acquisition costs. These costs were incurred with the connection and activation of customers.

NOTE B - RESTATEMENT

Subsequent to the Company's issuance of its financial statements for the year ended December 31, 2003, the Company determined that the marketable equity securities balance was incorrectly recorded at 2003. The Company restated its financial statements for the year ended December 31, 2003 to reflect the correction of the marketable equity securities account and the related impact on comprehensive income and other portions of the financial statements. This correction had no impact on net loss. The total value of the restatement was $575,000.

NOTE C - INTANGIBLE ASSETS

Intangible assets consist of acquired intellectual property. These intangible assets were amortized on a straight-line basis over their estimated useful lives of 7 years. Accumulative amortization was $19,285 through the fourth quarter of 2004 and $17,143 at December 31, 2003.

The Company follows Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" (FAS 144). FAS 144 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets based on non-discounted cash flows. During the fourth quarter of 2004, the Company performed an impairment assessment of its intellectual property as a result of the strategic alternatives being explored. Based on this assessment, it was determined that the intellectual property assets were impaired and the Company recorded a $143,572 non-cash impairment charge to reduce the carrying value of these assets to zero.

NOTE D - MARKETABLE EQUITY SECURITIES

On September 16, 2003, 500,000 shares of common stock of BT valued at $1,030,000 were registered in the Company's name as part of BT's initial capital contribution. The market value as of December 31, 2004 and 2003 was $2,155,000 and $1,605,000, respectively. The Company requested the stock certificates; however, as of December 31, 2004 they were still held by BT. In accordance with the Stock Pledge Agreement dated September 11, 2003, 250,000 shares were pledged as security for the payment of BT's cash priority return in accordance with the provisions of the Agreement and all of the Company's obligations under the Stock Pledge Agreement.

This investment represents 80% and 64% of total assets and 83% and 64% of members' equity as of December 31, 2004 and 2003, respectively. Any significant decline in the market price of this stock could have a significant impact on financial condition, results of operations and/or cash flows.

NOTE E - RELATED PARTY TRANSACTIONS

The Company had numerous transactions with related parties. As of December 31, 2004 and 2003, Resource Investment Group, LLC, a related party, is indebted to the Company in the amount of $326,887 and $597,404, respectively. This indebtedness arose from a series of member cash advances and repayments. As of December 31, 2004 and 2003, NetLinc Communications, LLC, a related party, was indebted to the Company in the amount of $112,564 and $126,033, respectively. These transactions result from the use of a centralized disbursement system for certain transactions. These amounts are within parameters as agreed upon in the Agreement.

Interest is accrued monthly at the Applicable Federal Rate. Amounts due become payable on demand after ten years. The interest rate, adjusted monthly, was 4.56% to 5.21% in 2004 and 4.09% to 5.11% in 2003, respectively. Interest earned on such loans amounted to $28,278 and $19,460 in 2004 and 2003, respectively.

Included in general and administrative expenses are $107,200 and $64,100 of salaries paid to affiliates in 2004 and 2003, respectively. These amounts are within parameters as agreed upon in the Agreement.

On September 11, 2003, the Company entered into a Royalty Agreement with a Member. In consideration of the Company facilitating a member's sales of certain telephone products (as defined in the royalty agreement), the Company earned royalties of $35,964 and $21,541 for the years ended December 31, 2004 and 2003, respectively. At December 31, 2003, $14,041 of these royalties was due from the Member.

As of December 31, 2004, payables were due to a member in the amount of $42,590 for equipment purchased by the Company. Also, as of December 31, 2004, the Company was indebted to an affiliate in the amount of $18,019 as a result from the use of a centralized disbursement system for certain transactions.

NOTE F - COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various commitments and contingencies outstanding which are not reflected in these financial statements. In the opinion of management, the outcome of such events, if any, will not have a material effect on the Company's financial position or results of operations.

NOTE G - CONCENTRATION OF CREDIT RISK

The Company maintains operating cash balances in financial institutions located in Williamstown, New Jersey. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The uninsured amounts at December 31, 2004 and 2003 were $0 for both years.

NOTE H - VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities" and in December 2003, a revised interpretation was issued (FIN No. 46, as revised). In general, a variable interest entity (VIE) is a corporation, partnership, trust or any other legal structure used for the business purposes that either does not have equity investors with the voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46, as revised, requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. The interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003 for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46, as revised, did not have a material effect on the Company's financial position or results of operations.